Exhibit 5.1
[LETTERHEAD OF SIMPSON THACHER & BARTLETT LLP]
November 1, 2021
ZoomInfo Technologies Inc.
805 Broadway Street, Suite 900
Vancouver, Washington 98660

Ladies and Gentlemen:

We have acted as counsel to ZoomInfo Technologies Inc. (formerly known as ZoomInfo NewCo Inc.), a Delaware corporation (the “Company”), in connection with the Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) to the Registration Statement on Form S-8 (File No. 333-238917) (the “Registration Statement”), originally filed by ZoomInfo Intermediate Inc. (formerly known as ZoomInfo Technologies Inc.), a Delaware corporation (the “Predecessor Registrant”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the issuance by the Predecessor Registrant of an aggregate of up to 26,150,000 shares of Class A common stock, par value $0.01 per share, of the Predecessor Registrant (the “Predecessor Common Stock”), consisting of: (i) up to 18,650,000 shares of Predecessor Common Stock that may be issued by the Predecessor Registrant pursuant to the ZoomInfo Technologies Inc. 2020 Omnibus Incentive Plan (the “2020 Omnibus Plan”); and (ii) up to 7,500,000 shares of Predecessor Common Stock that may be issued by the Predecessor Registrant pursuant to the ZoomInfo Technologies Inc. 2020 Employee Stock Purchase Plan (the “ESPP” and, together with the 2020 Omnibus Plan, the “Plans”).
The Company became the successor to the Predecessor Registrant on November 1, 2021 for purposes of Rule 414 under the Securities Act as a result of the merger (the “Merger”) of the Predecessor Registrant with the Company’s wholly owned subsidiary, ZoomInfo Merger Sub 1 Inc., a Delaware corporation (the “Merger Sub”), with the Predecessor Registrant being the

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surviving corporation. Upon effectiveness of the Merger, the separate corporate existence of Merger Sub ceased and the Predecessor Registrant became a direct, wholly owned subsidiary of the Company. In connection with the Merger, the Company assumed and adopted the Plans and, as a result, shares of Class A common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) are issuable pursuant thereto.
The Registration Statement, as amended by the Post-Effective Amendment, relate to the issuance by the Company of an aggregate of up to 26,150,000 shares (the “Shares”) of Company Common Stock, consisting of: (i) up to 18,650,000 shares of Company Common Stock that may be issued by the 2020 Omnibus Incentive Plan; and (ii) up to 7,500,000 shares of Company Common Stock that may be issued by the Company pursuant to the ESPP.
We have examined the Registration Statement; the Post-Effective Amendment; the Amended and Restated Certificate of Incorporation of the Company; and the Plans, each of which has been filed with the Commission and incorporated by reference in the Post-Effective Amendment. In addition, we have examined, and have relied as to matters of fact upon, originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth.
In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.
Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that, upon issuance and delivery in accordance with the Plans, the Shares will be validly issued, fully paid and nonassessable.
We do not express any opinion herein concerning any law other than the Delaware General Corporation Law.

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We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Post-Effective Amendment to the Registration Statement.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP
SIMPSON THACHER & BARTLETT LLP